EXCLUSIVE CONSIGNMENT AGENCY AGREEMENT

This EXCLUSIVE CONSIGNMENT AGENCY AGREEMENT is made and entered into between Ager Tank & Equipment Co., an Oregon corporation (“Sales Agent” or “Consignee”), and GOLDEN WEST BREWING COMPANY, a California corporation, (“Consignor”), with respect to that equipment (the “Equipment”) listed on Exhibit A attached hereto and made a part hereof by this reference.

1.

Consignor hereby appoints Sales Agent as Consignor’s exclusive agent for the marketing and sale of the equipment.

2.

Sales Agent will, at its own cost and expense, prepare such print advertising, video promotion, and other marketing of the Equipment as Sales Agent shall, in its discretion, deem appropriate.

3.

Consignor will refer all inquiries regarding the Equipment to Sales Agent.  Sales Agent will advise Consignor of all inquiries regarding the Equipment, and will submit to Consignor for approval all offers for the purchase of the Equipment.

4.

The initial term of this Agreement will be six (6) months from the date hereof; provided, however, that unless otherwise terminated by one of the parties by notice to the other as provided below, the initial term shall automatically be extended for an additional four (4) months.  If the Equipment remains unsold at the end of such 10-month period, this Agreement shall terminate and Sales Agent shall have no further obligations to Consignor hereunder.

5.

Title to the Equipment shall at all times remain with Consignor, who shall be solely responsible for all insurance on the Equipment.  All risk of loss of the Equipment shall remain with Consignor until such time as a sale of the Equipment is completed, at which time risk of loss shall pass to the buyer of the Equipment.  At no time shall Sales Agent be liable for any loss of the Equipment nor responsible for any insurance on the Equipment.

6.

Sales Agent shall invoice any buyer of the Equipment, with a copy to Consignor.  All cash payments and any down payments, deposits, or other initial payments shall be made directly to Sales Agent.  Remaining installment payments may be made directly to Consignor or to Sales Agent for the benefit of Consignor, as agreed by Consignor, Sales Agent, and the buyer of the Equipment, in writing.  If Sales Agent is to be responsible for collection of installment payments or other remaining amounts due on the sale price of the equipment, Sales Agent shall receive a monthly processing fee of $0.00 to be deducted from any payments to be forwarded to Consignor.

7.

As consideration for its duties hereunder, Sales Agent shall receive a sales commission equal to ten percent (10%) of the total, gross sales price for any sale of the Equipment during the term hereof, whether the buyer contacted Sales Agent directly or was referred to Sales Agent by Consignor.  Sales Agent shall retain the sales commission from the cash payment or down payment, deposit, or other initial payment received by Sales Agent at the time of sale.  All sales shall require a minimum cash payment sufficient to allow retention by Sales Agent of the full amount of the sales commission.

8.

Consignor shall not sell the Equipment, except through Sales Agent as provided herein.  Any sale of the Equipment directly by Consignor shall be a breach of this Agreement, and in addition to any other remedies that may be available to it at law or in equity, Sales Agent shall be entitled to payment from Consignor of a full sales commission on the total, gross sales price of such sale (including the value of any trade-in or exchange), without offset or deduction.

9.

Consignor agrees to release or ship the Equipment to the buyer thereof upon notice from Sales Agent that the agreed upon cash payment, down payment, deposit, or other initial payment has been received by Sales Agent.  Shipping costs shall be as negotiated by the buyer of the Equipment.

10.

In the event of any action to interpret or enforce the terms of this Agreement the prevailing party shall be entitled to receive, from the party not prevailing, full reimbursement of all attorneys’ fees, costs, and expenses incurred at or before trial, or in any appellate review.

11.

Notices hereunder shall be in writing sent to the parties at the addresses set forth below by U.S. Postal Service, overnight courier, facsimile, or e-mail.  Notices shall be deemed effective when at the earliest of when actually received; three (3) days after deposit in the U.S. Mail, postage prepaid, to the address shown below; or upon confirmation of facsimile transmission.  E-mail notice shall not be effective unless confirmed by one of the other delivery methods set forth in this section.

If to Sales Agent:

Ager Tank & Equipment Co.

3333 NW Front Avenue

PO Box 10688

Portland, Oregon 97296

Telephone:  503-222-7079

Facsimile:   503-222-7459

e-mail:  info@ager-tank-equipment.com

If to Consignor:

Golden West Brewing Company

P O Box 114

The Sea Ranch, CA  95497

Telephone:

707-884-3766

Facsimile:

__________________

e-mail:

jpower@mcn.org

12.

In recognition of the fact that Sales Agent is an Oregon corporation, but that the Equipment may be located outside the State of Oregon, the parties hereto agree that the terms of this Agreement shall be enforced and interpreted in accordance with the substantive provisions of the laws of the State of Oregon, without regard to “choice of law” or “conflict of laws” provisions or principles.  The parties further agree that exclusive venue and jurisdiction over this Agreement and the subject matter hereof shall lie with the state and federal courts in Multnomah County, Oregon, and expressly submit to the jurisdiction of such courts.

SALES AGENT:

AGER TANK & EQUIPMENT CO.

/s/ Jason P. Ager

Jason P. Ager

CONSIGNOR:

GOLDEN WEST BREWING COMPANY

By: /s/ John C. Power

Its: Chief Executive Officer